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                                                                EXHIBIT 10.19(A)


                         NORTH FORK BANCORPORATION, INC.
                       ANNUAL INCENTIVE COMPENSATION PLAN


1. Name. The name of the Plan is the North Fork Bancorporation, Inc. Annual Incentive Compensation Plan (the "Plan").

2. Basic Function. The Plan provides for payment of annual bonuses at year-end to select key employees of North Fork Bancorporation, Inc. (the "Company") and its subsidiaries, depending upon the financial performance of the Company or certain subsidiaries or departments and/or the job performance of the individual employees in question. Bonuses, if paid, are paid at year-end out of a bonus pool, the existence and aggregate size of which are determined by the actual performance of the Company or its subsidiaries or departments against one or more pre-established financial goals or targets. Payments of awards to top executives are made pursuant to the "Executive Award Feature" (see Section 10).

3. Purpose. The purpose of the Plan is to provide a meaningful incentive on an annual basis to all key employees of the Company and its subsidiaries, and to motivate them to assist the Company in achieving ambitious but realistic short-term goals, as established by the Committee. The Plan concentrates on Company-wide performance objectives but also includes, in select cases, consideration of operational department performance, so as to enable the Committee to establish a program of internal incentives where it determines that this may be the most effective and appropriate way to motivate and reward performance. Individual bonus determinations are, in certain cases, also affected by individual job performance.

4. Termination; Amendment. The Plan shall continue to be in effect, unless and until terminated by the Board of Directors of the Company (the "Board"). The Plan was initially adopted by the Board on July 18, 1994, and as set forth below reflects amendments made by the Compensation Committee of the Board (the "Committee") on March 11, 1996. The Plan as thus amended is subject to the approval of the stockholders of the Company, by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy, and entitled to vote thereon, at a meeting of the stockholders at which a quorum is present or represented. The Plan may be further amended from time to time by the Board or, if the Board delegates a power to amend to the Committee, by the Committee, provided that any amendment which, if effected without the approval of the stockholders of the Company, would result in the loss of an exemption from federal income taxation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), for amounts payable thereunder but would not result in such loss if approved by the stockholders, shall become effective only upon approval thereof by the stockholders of the Company within the meaning of
         Section 162(m).
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5.       Administration. The Plan is administered by the Committee, which has sole authority to make all discretionary determinations under the Plan. In suitable circumstances, the Committee may elicit recommendations and advice from management of the Company, as well as from any outside parties it deems appropriate.

6. Participation. Key employees eligible for participation in the Plan will be determined by the Committee on a year-to-year basis. Top executives eligible to receive awards under the Executive Award Feature of the Plan will be identified each year by the Committee as described in Section 10 below.

7. General Bonus Pool; Determination of Annual Targets; Distribution of Pool. The Committee will determine the measure or measures of financial performance and/or the target levels of performance, the attainment of which in any year will result in the funding of the general bonus pool at year-end, out of which awards will be made to all participants except for those executives covered by the Executive Award Feature. Such determinations on financial performance measures or target levels may be made, and under appropriate circumstances may subsequently be modified, by the Committee at any time prior to termination of the Plan year, provided that at the time such measures or target levels are set or modified, the attainment thereof will continue to serve as a meaningful incentive to key employees throughout the remainder of the year. Alternative performance measures or targets may be established and different target levels may be selected with different general pool amounts established for each. The general bonus pool, if funded upon attainment of the target goals, need not be distributed in full. The amount of the general bonus pool may be adjusted before distribution thereof, depending upon the size of awards paid under the Executive Award Feature (see Section 11).

8. Performance Measures. Measures of financial performance selected by the Committee on a year-to-year basis for determination of the general bonus pool, for the Company or for designated subsidiaries, departments or employees, may include one or more of the following: stock price, earnings per share (with or without extraordinary items), net income (with or without extraordinary items), return on equity, return on assets, net interest income, net interest margin, net interest spread, non-performing assets, total assets, operating expenses, other expenses, other income, loan income, fee income, and any sub-categories or ratios of or between any of the above, on a GAAP basis, tax-equivalent basis or any other regularly-utilized method of financial or regulatory accounting or presentation. Target performance may be expressed as absolute or average dollar amounts, percentages, changes in dollar amounts or changes in percentages, and may be considered on an institution-alone basis or measured against specified peer groups or companies. The size of the general bonus pool distributable upon attainment of the target levels determined may be expressed as a dollar amount, or as a percentage of some other measurement or amount, or as a ratio, and may be adjusted by the Committee as it deems appropriate. Notwithstanding the


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         foregoing, the measures of financial or Company performance for determination of awards payable under the Plan to those executives covered under the Executive Award Feature and the calculation of the maximum amount payable and amounts actually paid to such executives under the Plan shall be as set forth in the Executive Award Feature of the Plan (see Section 10).

9. Individual Factors. The Committee, in exercising discretion under the Plan on determinations of cash bonuses payable to individuals, may consider particular individual goals as well as subjective factors, including any unique contributions.

10. Executive Award Feature. Notwithstanding any other provision of the Plan to the contrary, any awards under the Plan for any year to those individuals identified by the Committee as "Executive Officers" for purposes of the Plan for such year shall be governed by the provisions of this Section 10.

                  (i) On or before the ninetieth (90th) day of each calendar year while the Plan is in effect, the Committee will (a) identify those individuals who it reasonably anticipates will qualify as the "covered employees" of the Company for such calendar year within the meaning of
         Section 162(m) of the Code (the "Covered Executives"), (b) established the Earnings Per Share Target (as defined below) for such calendar year, and (c) establish the Stock Valuation Target (as defined below) for such year (the Earnings Per Share Target and the Stock Valuation Target to be referred to collectively as the "Executive Targets"). The Executive Targets for any year will be treated as confidential by the Committee, the Covered Executives and all other directors, officers and employees of the Company who become aware thereof.

             (ii) The Earnings Per Share Target shall be expressed as a specific target earnings per share for such year for the Company's common stock on a fully diluted basis, before the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring items of income or expense including restructuring charges.

            (iii) The Stock Valuation Target shall be expressed as a target market price for the Company's common stock at year-end, based upon the average of the reported closing prices of the Company's common stock for the last thirty (30) trading days of such calendar year, adjusted to reflect any intervening stock splits or stock dividends or similar capital changes.

             (iv) If for any calendar year, either of the Executive Targets for such year is met, the maximum bonus amount payable under the Plan for such year to each of the Covered Executives identified for such year by the Committee shall be as follows: (a) for the Chief Executive Officer, .0175 of net income for such year (excluding the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring


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         items of income or expense including restructuring charges) ("Defined
         Net Income"), (b) for the Chairman (if not the CEO) and the Vice Chairman, .00875 of Defined Net Income, (c) for the Chief Financial Officer, .0075 of Defined Net Income, and (d) for any other Covered Executive designated by the Committee for such year, .005 of Defined Net Income. The maximum aggregate bonus amount payable under the Plan for such year to all Covered Executives as a group shall be .04375 of Defined Net Income. At the discretion of the Committee, taking into account such factors as it may deem appropriate in the case of any such Covered Executive, the actual amount of the bonus award under the Plan paid to such Covered Executive may be less than the maximum bonus amount payable to such Covered Executive identified above (including zero), but in no event may the actual amount of the bonus award paid exceed such maximum amount. No Covered Executive shall be entitled to any additional award under the Plan for such year from the general bonus pool out of which awards to key employees other than Covered Executives will be made.

11. Relationship of General Bonus Pool to Executive Award Feature. The overall bonus pool available for distribution under the Plan at year-end shall equal (a) the total of the maximum awards distributable to Covered Executives under the Executive Award Feature (if any), plus
         (b) the amount of the general bonus pool otherwise determined to be available for distribution to non-Covered Executives (if any). In calculating or determining the amount of the general bonus pool available for distribution to non-Covered Executives, the Committee may, where appropriate, deduct from any calculation of such general bonus pool amount the maximum amount distributable to Covered Executives, provided that in no case shall any calculation of any maximum amount determined to be distributable under the general bonus pool feature of the Plan, or under any formula applicable thereto adopted by the Committee, reduce or affect in any way the maximum amount distributable to any Covered Executive or to the Covered Executives as a group under the Executive Award Feature. Distribution of less than the maximum amounts available for distribution to Covered Executives under the Executive Award Feature shall not necessarily result in availability of additional amounts for distribution to non-Covered Executives from the general bonus pool, if any. Notwithstanding any other provision of the Plan, the overall bonus pool available for distribution under the Plan may not, in any Plan year, exceed the threshold limitation specified in Section 402.08(B)(13)(a) of the rules of the New York Stock Exchange, Inc. (the "NYSE"), regarding member organizations of NYSE voting proxies on the authorization of special remuneration plans without specific instructions from beneficial owners, as such Section may be amended from time to time and be interpreted by the NYSE (such section currently providing as such threshold amount an amount equal to 10 percent of the Company's average annual net income before taxes for the preceding five years).


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